AMENDED CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "**Agreement**"), effective July 15, 2009 (the "Effective Date"), and amended February 19, 2010, is made between KL Energy Corp., a Nevada corporation (the "**Company**"), having its principal place of business at 306 East Saint Joseph Street Suite 200 Rapid City, South Dakota 57701, and CMN Inc ("**Consultant**"), of 111 Gold Hawk Lane, Landenberg, PA 19350, providing the services of Alan Rae.

In consideration of the Company retaining Consultant to provide consulting services for the Company, the parties agree as follows:

1. General Understanding

Consultant hereby agrees to provide the services (the "**Services**") as requested from time to time by the Board of Directors of the Company (the "**Board**"). The Board shall authorize the specific projects and the related tasks to be performed by Consultant under this Agreement. Consultant will perform the Services at (a) the Consultant's principal place of business. The Consultant will provide office space, furniture, computer equipment, supplies, and other equipment necessary to perform the Services as directed. Consultant will perform the Services under the general direction of the Board. Consultant, however, will have sole discretion to determine the manner and means by which the Services will be accomplished, subject to the express condition that Consultant comply at all times with applicable law.

2. Term

This Agreement shall commence on the Effective Date and shall remain in effect until terminated unless earlier terminated pursuant to this Section 2 (the "**Term**"). The Company may terminate this Agreement at any time by providing written notice to Consultant and specifying the effective date of termination in such notice (which date must be on or after the date such notice is provided to Consultant), and the Consultant may terminate this Agreement at any time upon ten (10) days written notice to the Company. If the Company terminates Services hereunder for any reason other than Consultant's material breach of this Agreement, the Company shall pay Consultant all amounts due and unpaid for Services performed on or prior to termination.

3. Compensation

Consultant will be compensated for the Services performed under this Agreement at the rate of (a) $7,000 per month from July 15, 2009 through January 31, 2010 and (b) $125 per hour up to an aggregate of $14,000 per month beginning February 1, 2010 based on the number of hours devoted to KL Energy. The rate stated includes all taxes. Consultant shall be reimbursed for reasonable business expenses directly related to the Services under this Agreement, including $25 per day per diem and travel expenses.

4. Confidential Information, Work Product and Assignment of Inventions.

a. <u>Confidential Information</u>. Consultant shall maintain the Confidential Information of the Company in strict confidence during the term of this Agreement and after its termination, and shall exercise no less than reasonable care with respect to the handling and protection of such Confidential Information. Consultant shall use the Confidential Information of the Company only during the term of this Agreement and as expressly permitted herein, and shall disclose such Confidential Information only to employees, agents and representatives of the Company as is reasonably required in connection with the exercise of the rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees, agents and representatives). "**Confidential Information**" means all communication or data information disclosed by the Company, including, but not limited to any information relating to the Company's business affairs, including trade secrets, research and development data, know-how, market studies and forecasts, marketing materials and plans, competitive analyses, pricing policies, employee lists, employment and consulting agreements, personnel policies, the substance of agreements with customers, suppliers, vendors and others, marketing arrangements, customer lists, commercial arrangements, financial and accounting information, trade secrets, inventions, samples, formulae, source and object code, concepts, ideas, know-how, processes, techniques, process additives, other works of authorship, technology,

features, improvements, discoveries, developments, designs, and enhancements, business information, business plans, technical or financial information, research and development plans, budgets, financial information, customer lists or proposals, sketches, models, samples, computer programs and documentation, drawings, specifications, data, databases, price lists, costs, supplier information, Third Party Information (as described below), and information marked or labeled as "confidential" or "proprietary" disclosed by the Company, whether conveyed in oral, written, graphic, or electronic form or otherwise. "**Third Party Information**" is confidential or proprietary information received from a third party and that is subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes

Confidential information excludes information that:

(a) is in or enters the public domain, through no fault of Consultant; or
(b) has been disclosed by the disclosing party to a third party without restriction; or
(c) is known to the general public through publication or otherwise; or
(d) is already known to the receiving party at the time of its disclosure; or
(e) is independently developed by Consultant without use of or reference to the Company's Confidential Information.

Notwithstanding the foregoing, all information that relates to the Work Product or Inventions (each as defined below) or that is developed in connection with the Work Product or Inventions under this Agreement, regardless of whether such is identified as being confidential or proprietary or falls under or on the exceptions set forth above, shall be deemed to be the Confidential Information of the Company and shall be subject to the restrictions set forth in this Section 4.

Consultant acknowledges the confidential and proprietary nature of the Company's Confidential Information and agrees, except as expressly authorized or permitted under this Agreement, (i) to hold the Company's Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the Consultant employs with respect to its own confidential materials), (ii) not to divulge any such Confidential Information to any third person, and (iii) not to make any use whatsoever of such Confidential Information.

b. Work Product. The product of all work performed on behalf of the Company by Consultant pursuant to this Agreement in connection with the Services (including work performed prior to the Effective Date, whether or not pursuant to a written agreement), including, without limitation, any Services relating to the Company's business affairs, human resources, finance and accounting, legal matters, technology and other departments, and including all related proprietary technology, trade secrets, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment and consulting agreements, personnel policies, the substance of agreements with customers, suppliers, vendors and others, marketing arrangements, customer lists, commercial arrangements, financial and accounting information, and any other work product and information relating to the Company, whether or not publicly available (the "**Work Product**") shall be owned by the Company.

Consultant acknowledges that the copyright to all original works of authorship which are or have been made by him, her or it (solely or jointly with others) within the scope of Consultant's Services (including any services performed by the Consultant for the Company prior to the date of this Agreement), and which are classifiable as "works made for hire," as defined by the United States Copyright Act (17 U.S.C., Section 101), shall be owned by the Company, and alternatively, Consultant hereby irrevocably assigns all right, title and interest that Consultant may have in and to the Work Product to the Company.

Consultant warrants that, to the best of Consultant's knowledge, the Work Product will not violate any proprietary rights (including patent rights, copyright rights, trade secret rights, trademark rights, and all other intellectual property rights of any sort throughout the world, collectively, "**Proprietary Rights**") of any third party. The Company warrants that materials provided by the Company for a Project will not violate any proprietary rights of any third party.

At termination of this Agreement, Consultant shall deliver to the Company both the completed and any uncompleted portions of the Work Product, without exception. The Company, as owner of all Work Product, may change, alter, and revise the Work Product as necessary.

c. Assignment of Inventions. Consultant hereby assigns and agrees to assign in the future (when any such Inventions, as defined below, or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of Consultant's right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), trade secrets, Confidential Information, software programs, discoveries, conceptions, preparations and developments, whether or not eligible for or covered by patent, copyright or trade secret protection, and whether or not such constitute works made for hire or would otherwise belong to the Company by operation of law (all collectively hereinafter referred to as "**Inventions**") that become known to, or are made, conceived, reduced to practice or learned by Consultant, either alone or jointly with others, during the period of Consultant's services for the Company or any predecessor company, including any Inventions developed prior to the date of this Agreement. Inventions assigned to the Company are hereinafter referred to as "**Company Inventions**".

d. Enforcement of Proprietary Rights. Consultant agrees to assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Consultant agrees to execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Consultant's obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Consultant's employment, but the Company shall compensate Consultant at a reasonable rate after termination of this Agreement for the time actually spent by Consultant at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure Consultant's signature on any document needed in connection with the actions specified in the preceding paragraph, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney-in-fact, which appointment is coupled with an interest, to act for and in Consultant's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant. Consultant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, modified, distributed or otherwise exploited without using or violating any technology or Proprietary Right owned by Consultant and not assigned hereunder ("**Restricted Rights**"), then Consultant hereby grants and agrees to grant to the Company and its affiliates, successors and assignees a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, sublicenseable right and license to exploit and exercise all such Restricted Rights in support of Company's exercise or exploitation of the Services, Inventions or other work performed hereunder (including any modifications, improvements and derivatives). Consultant agrees not to use or disclose any Restricted Rights for which it is not fully authorized to grant the foregoing license.

5. Warranties by Consultant

Consultant represents and warrants to the Company that Consultant has the experience and ability to perform the Services required by this Agreement; that Consultant will perform said Services in a professional, competent and timely manner; that Consultant has the power to enter into and perform this Agreement; and that Consultant's performance of this Agreement shall not infringe upon or violate the rights of any third party or violate any applicable federal, state or local laws.

Since Consultant began performing services for the Company, Consultant has not and, in the future, will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom he has an obligation of confidentiality, and Consultant has not and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Consultant has an obligation of confidentiality unless consented to in writing by that former employer or person. Consultant will use in the performance of his duties only information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company

6. Independent Consultant
Consultant acknowledges that the Services rendered under this Agreement shall be solely as an independent consultant. Consultant shall not enter into any contract or commitment on behalf of the Company. Consultant further acknowledges that Consultant is not considered an affiliate or subsidiary of the Company, and is not entitled to any of the Company employment rights or benefits. Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the parties. Each party shall remain responsible, and shall indemnify and hold harmless the other party, for the withholding and payment of all federal, state and local personal income, wage, earnings, occupation, social security, unemployment, sickness and disability insurance taxes, payroll levies or employee benefit requirements (under ERISA, state law or otherwise) now existing or hereafter enacted and attributable to themselves and their respective people.

7. Default
Either party may be declared in default of this Agreement if (a) the other party breaches any material provision hereof and fails within 10 days after receipt of notice of default to correct such default or to commence corrective action reasonably acceptable to the non-breaching party and proceed with due diligence to completion; or (b) the other party (i) becomes insolvent, (ii) makes an assignment for the benefit of its creditors, (iii) a receiver is appointed or a petition in bankruptcy is filed with respect to the party and is not dismissed within 30 days, or (iv) ceases its business operations.

8. Disputes, Governing Law
The parties agree that in the event of any disputes between them, the parties shall first try, for a period of 30 days from the initial Notice of the dispute is given by one party to the other, to informally resolve the dispute. Any disputes that cannot be resolved informally within such 30 day period may be submitted by either party to a single neutral arbitrator. The proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award of the arbitrators shall include a written explanation of their decision. The arbitration shall be held in South Dakota at a location determined by the Company.

This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

9. Notices
Notices sent to either party shall be effective when delivered in writing ("**Notice**") in person or transmitted by fax (with confirmation of receipt), one day after being sent by overnight courier, or three days after being sent by first class mail postage prepaid to the addresses set forth below, or at such other address as the parties may provide from time to time:

Consultant	The Company
Alan Rae	KL Energy Corp.
CMN Inc.	306 East Saint Joseph Street, Suite 200
111 Gold Hawk Lane	Rapid City, South Dakota 57701
Landenberg, PA 19350	Attn: Steve Corcoran
Email :alanrrae@mac.com	Email: Scorcoran@KLEnergyCorp.com

An email of this Agreement (as well as a photocopy thereof) shall be treated as "original" documents admissible into evidence unless a document's authenticity is genuinely placed in question.

10. Miscellaneous
This Agreement and its exhibits constitute the entire agreement between the parties with respect to the subject matter hereof and this Agreement supersedes all other communications, whether written or oral. This Agreement may be modified or amended only by mutual, written agreement. Except as specifically permitted herein, neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by Consultant without the Company's prior written consent and any attempt to the contrary shall be void. Any provision hereof found by a tribunal of competent jurisdiction to be illegal or unenforceable shall be automatically conformed to the minimum requirements of law and all other provisions shall remain in full force and effect. Sections 3, 4, 5, 6, 7, 8, 9 and 10 shall survive termination of this Agreement. Waiver of any provision hereof in one instance shall not preclude enforcement thereof on future occasions. Headings are for reference purposes only and have no substantive effect.

This Agreement contains the entire understanding of the parties and may not be amended without the specific written consent of both parties.

11. Consultation with Counsel.

Consultant acknowledges that, before executing this Agreement, he has been advised and given the opportunity to consult with counsel of his own choosing, and was fully advised of his rights under law. Consultant further acknowledges that he has reviewed this Agreement in its entirety, understands it, and voluntarily executes this Agreement.

IN WITNESS WHEREOF, the Company and Consultant have duly executed this Agreement as of the day and year first above written.

CMN Inc.	Company: KL Energy Corp.
Signature: [signature]	By: [signature]
Its: President	Its: PRESIDENT
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